Exhibit 99
Tricell Signs Letter of Intent to Acquire N2J
United Kingdom, April 25, 2006
     Tricell, Inc. (OTCBB Symbol: TCLL) announces that it signed a Letter of Intent (“LOI”), pursuant to which it has agreed to acquire N2J Limited, a United Kingdom limited company (“N2J”). The letter of intent was executed by Tricell, N2J and the N2J Shareholders on April 14, 2006, and requires that a definitive acquisition agreement be executed and submitted for approval by Tricell’s shareholders at the 2006 annual meeting. The LOI was filed, and is available for review, as an exhibit to Tricell’s Form 10-K for the year ended 2005.
     Tricell believes the acquisition of N2J will not only allow Tricell to increase revenues by expanding Tricell’s exporting capabilities from the United Kingdom, which is N2J’s trading niche, but more importantly increase its profit margin since N2J’s export trading operations allows for a higher profit margin than Tricell’s operations. On June 30, 2005, the N2J Shareholders sold Tricell all of the stock of Ace Telecom Limited, the operations of which have since become critical to Tricell’s operations. The N2J Shareholders also serve as officers and directors of Tricell.
     According to the terms of the LOI, Tricell will acquire 100% of N2J from the N2J Shareholders in exchange for 160 million shares of Tricell’s common stock issuable on the closing date and 50 million shares issuable, subject to vesting requirements, on January 1, 2007, for total consideration of 210 million shares (the “Shares”). However, all of the Shares are subject to earn out provisions, requiring that N2J achieve $18 million in profits. If N2J does not achieve total net profits of $18 million, a proportionate number of the Shares will be canceled.
     In the event N2J’s operations yield monthly profit of $1.5 million, the N2J Shareholders will have the option to put, or sell (“Put Options”), to Tricell 120 million of the Shares (“Put Shares”). The remaining 90 million Shares (“non-Put Shares”) will vest in four equal annual instalments, beginning on January 1, 2007 and ending on January 1, 2010. The non-Put Shares will only vest if the N2J Shareholders remain employed by Tricell at the time of vesting. The Put Options provide each N2J Shareholder the unilateral option to put to Tricell 3.75 million shares each month, at $0.11 per share, for a period of 8 months following the execution of the SPA (“Put Option Period”), for a total monthly repurchase of 15 million shares by Tricell.
     Tricell and N2J are currently negotiating the final terms of a definitive acquisition agreement, and conducting due diligence in anticipation of the acquisition.
     Tricell is engaged in mobile phone operations in the secondary market, or after market, which involves transactions other than those directly between the mobile phone manufacturer and the retailer. We attempt to obtain our products at the best prices available and distribute these products to markets around the world at varying levels of maturity.
     For more information, please visit Tricell’s website at www.tricellinc.com, or the SEC’s Edgar filing system at www.sec.gov, or call Jeff Nunn at 011 44 8707 532 360.
Disclaimer:
     The above news release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the “Act”). These statements are based on assumptions that management believes are reasonable based on currently available information. However, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and external factors. There is no assurance that these goals and projections can or will be met.

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